Exhibit 23.1

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2000 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of Tupperware Corporation, which is incorporated by reference in Tupperware Corporation's Annual Report on Form 10-K for the year ended December 25, 1999. We also consent to the incorporation by reference of our report dated February 18, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.




PricewaterhouseCoopers LLP
Orlando, Florida
October 26, 2000